Exhibit 10.10

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT the (“Agreement”) is made and entered into this 15th day of March, 2002, by and between Aether Systems, Inc., a Delaware corporation (the “Buyer”), and @Track Communications, Inc., a Delaware corporation (the “Seller”).

RECITALS

Buyer and Seller have entered into that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), whereby Seller has conveyed and Buyer has acquired the Acquired Assets used by Seller with respect to the Business.

All capitalized terms used herein shall have the meaning ascribed to them in the Purchase Agreement unless otherwise defined herein.   Capitalized terms used but not defined in the body of this Agreement shall have the respective meanings given to such terms in Exhibit A attached hereto.

Buyer and Seller wish to make arrangements for the transition of the Business from Seller to Buyer following the Closing of the transactions contemplated by the Purchase Agreement, pursuant to this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Purchase Agreement and herein, and other good and valuable consideration, and contingent upon the Closing, the parties hereby agree as follows:

1.                   Transition of the HM5600 Business.  Pursuant to the Purchase Agreement, Seller has retained all obligations under the HM5000 Contracts and Buyer has acquired all rights under the HM5000 Contracts.  Therefore, pursuant to the Purchase, Agreement, with respect to the HM5000 Customers, Seller has retained all liability and responsibility under the HM5000 Contracts and Buyer has acquired all rights under the HM5000 Contracts, including the sole right to enforce the term thereof and, subject to the limitations set forth herein, to modify the terms thereof (including the rates thereunder) and terminate the contract, in each case in accordance with the terms of thereof.  However, as between Seller and Buyer, certain rights and responsibilities with respect to the HM5000 Customers shall be as set forth in this Section 1.

1.1                                 Provision of HM5000 Airtime Services.  Pursuant to the HM5000 Contracts, Seller shall remain obligated to the HM5000 Customers to provide the Enhanced Services (as defined in the HM5000 Contracts) and the Enhanced Cellular Roaming (as defined in the HM5000 Contracts) during the respective terms of such contracts and in accordance with the terms and conditions thereof (collectively, the “HM5000 Airtime Services”). With respect to the Term HM5000 Customers, Seller hereby agrees with and covenants to Buyer that Seller shall, unless and until otherwise directed by Buyer, provide HM5000 Airtime Services to each such Term HM5000 Customer pursuant to the terms of its HM5000 Contract until the later of (i) the expiration of the fixed term of its HM5000 Contract and (ii) September 30, 2003, or such later date as may be mutually agreed by the parties. With respect to the Month-to-Month HM5000 Customers, Seller hereby agrees with and covenants to Buyer that Seller shall, unless and until otherwise directed by Buyer, provide HM5000 Airtime Services to each such Month-to-Month HM5000 Customer pursuant to the terms of its HM5000 Contract until September 30, 2003, or such later date as may be mutually agreed by the parties.  Each HM5000 Customer shall be permitted to renew its HM5000 Contract upon expiration in accordance with the renewal terms thereof and, in the event of any such renewal (whether automatic or otherwise), such expiration shall not constitute a termination of such contract that would relieve Seller of its obligation to Buyer to provide HM5000 Airtime Services to such HM5000 Customer pursuant to this Section 1.1; provided, however, that no HM5000 Customer may renew its HM5000 Contract for a term that extends beyond September 30,2003, unless otherwise mutually agreed by the parties.  Upon instruction from Buyer, and provided that such suspension would not result in Seller’s breach of the applicable HM5000 Contract, Seller shall permanently cease or temporarily suspend providing HM5000 Airtime Services to any HM5000 Customer.  Because, subject to the limitations set forth above, all rights under the HM5000 Contracts have been assigned to Buyer pursuant to the Purchase Agreement, subject to Section 4.l(c), Seller shall have no right to terminate or modify the HM5000 Contracts or to discontinue provision of the HM5000 Airtime Services, except as directed by Buyer in accordance with the foregoing.

1.2                                 Consideration for Provision of HM5000 Airtime Services.  In exchange for Seller’s promise to Buyer to provide the HM5000 Airtime Services to the HM5000 Customers in accordance with Section 1.1, for so long as Seller provides such HM5000 Airtime Services pursuant to Section 1.1, except as otherwise provided in paragraph (g), Buyer hereby agrees to pay Seller Seller’s actual costs of providing the HM5000 Airtime Services to the extent set forth below:

(a)  Third Party Cellular Services.

(i)                                     Seller is charged for the HM5000 Airtime Services by Seller’s cellular carriers (the “Cellular Carriers”), who charge Seller per minute of HM5000 Airtime Services. The per minute rates for each Cellular Carrier that Seller uses to provide the HM5000 Airtime Services are attached hereto, listed by carrier, as Exhibit B-1.  Seller hereby represents and warrants to Purchaser that the rates and information set forth on Exhibit B-1 are true, correct and complete as of the date hereof.  Seller shall charge Buyer for the HM5000 Airtime Services invoiced to Seller by the Cellular Carriers at the applicable rate Seller is charged for such HM5000 Airtime Services, as set forth in Exhibit B-1.  Seller may amend Exhibit B-1 only upon thirty (30) days prior written notice to Buyer and only to the extent necessary to reflect actual rate increases imposed on Seller by the Cellular Carriers and to reflect changes in Cellular Carriers.

(ii)                                  Seller shall use commercially reasonable efforts (and in no event less than the same level of efforts that Seller used in such situations prior to Closing) (A) to audit the charges made to it by the Cellular Carriers for the HM5000 Airtime Services in order to verify that Seller was charged at the correct rates and (B) in the event such audit reveals an overcharge by such Cellular Carriers, to seek a refund.  Seller shall inform Buyer of any such overcharge, keep Buyer apprised of efforts to obtain a refund of such overcharge, and promptly remit any such refund received to Buyer.

(b)  TSI Services.  In connection with its provision of the HM5000 Airtime Services, Seller uses services rendered to Seller under the TSI Agreements (the “TSI Services”).  Seller shall charge Buyer for the TSI Services used by Seller for the provision of the HM5000

Airtime Services and invoiced to Seller by Telecommunications Services, Inc. at the rate Seller is charged for such TSI Services.  Seller shall not enter into any amendments, renewal or replacement of the TSI Agreements that would result in an increase in the amounts charged for the TSI Services without the prior written consent of Buyer.

(c)  Administrative Carrier Services.  In connection with its provision of the HM5000 Airtime Services, Seller uses services rendered to Seller under the Administrative Carrier Agreement (the “Administrative Carrier Services”).  “Administrative Carrier Services” shall not, however, include any charges of the Cellular Carriers that are passed through to Seller pursuant to the Administrative Carrier Agreement but shall include only those charges in respect of the services actually provided to Seller by Cingular Wireless thereunder.  Seller shall charge Buyer for the Administrative Carrier Services used by Seller for the provision of the HM5000 Airtime Services and invoiced to Seller by Cingular Wireless at the rate Seller is charged for such Administrative Carrier Services.  Seller shall not enter into any amendment, renewal or replacement of the Administrative Carrier Agreement that would result in an increase in the amounts charged for the Administrative Carrier Services without the prior written consent of Buyer.

(d)  Long Distance and Toll-Free Services.  In connection with its provision of the HM5000 Airtime Services, Seller uses long-distance and toll-free phone services provided by third parties (the ‘‘Long Distance and Toll-Free Services”).  Seller hereby agrees that it shall charge Buyer for the Long Distance and Toll-Free Services used by Seller for the provision of the HM5000 Airtime Services and invoiced to Seller by its long-distance/toll-free service providers at the applicable rate Seller is charged for such Long Distance and Toll-Free Services as set forth in Exhibit B-2.  Seller may amend Exhibit B-2 only upon thirty (30) days prior written notice to Buyer and only to the extent necessary to reflect actual rate increases imposed on Seller by its long-distance/toll-free service providers and lo reflect changes in it its providers.

(e)  Costs of NSC Operation.  Buyer shall pay Seller [*] to cover Seller’s costs of operating its Network Service Center.  Payment for any partial calendar month (i.e., the month in which Closing occurs and the month in which Seller ceases to provide HM5000 Airtime Services hereunder) shall be prorated accordingly.  In exchange for the foregoing payment, Seller agrees to maintain and technically support the NSC with same level of care as Seller used to perform these activities prior to Closing, but in no event less than a commercially reasonable standard of care.  With respect to the Cellemetry Gateway, the foregoing obligation to provide maintenance and technical support shall continue only until Buyer has implemented a replacement of the Cellemetry Gateway in accordance with Section 2.4.  With respect to the HM5000 Gateway, the foregoing obligation to provide maintenance and technical support shall continue for so long as Seller is obligated to provide the HM5000 Airtime Services hereunder.

(f)  Invoicing.  Seller shall invoice Buyer for the charges set forth in paragraphs (a) though (e) on a calendar month basis.  Seller shall invoice Buyer for the charges incurred in each calendar month within ten (10) business days after the last day of such calendar month.  Buyer shall remit payment to Seller in respect of such charges with fifteen (15) business days after receiving the applicable invoice.  For a period of one year after Buyer receives any invoice under this paragraph (f), Buyer shall have the right to audit the charges made to Seller that were

* Confidential Information.  Information has been redacted.

passed through to Buyer pursuant to such invoice to verify that Seller has charged Buyer in accordance with this Section 1.  For a period of one year after Buyer receives my invoice under this paragraph (f), Seller shall retain all documentation (including the bills Seller received from the applicable service provider and the documentation recording the usage of the HM5000 Airtime Services by the HM5000 Customers) necessary for Buyer to verify the accuracy of the charges passed through to Buyer pursuant to such invoice and Seller shall make such documentation available to Buyer in the event Buyer exercises its audit right.  Seller shall promptly remit to Buyer the amount of any overcharge revealed as a result of any Buyer audit; provided, that Buyer shall provide Seller with the documentation substantiating any such overcharge.  To the extent any Buyer audit reveals that Seller has overcharged Buyer by greater than five percent (5%), Seller shall remit to Buyer the amount of such overcharge plus twenty percent (20%) of such amount.

(g)  Direct Payment to Third-Party Providers.  Notwithstanding any other provision of this Section 1.2, in the event that Seller is more than thirty (30) days past due on the payments it awes to my third party provider of the HM5000 Airtime Services, the TSI Services, the Administrative Carrier Services or the Long Distance or the Toll-Free Services, Buyer may, at its option, choose to pay the mounts it would otherwise pay to Seller pursuant to this Section 1.2 directly to the applicable third-party provider instead.  In such case, Buyer shall make clear to the third-party provider that it is making such payments on Seller’s behalf and shall provide evidence to Seller that it has made such payments.

1.3                                 Network Service Level.

(a)  As further described in Exhibit C, Seller shall guarantee Buyer that the HM5000 Customers will receive a certain level of network availability with respect to the network that provides the HM5000 Airtime Services.  To the extent that Seller does not meet such service levels, the amounts paid by Buyer to Seller pursuant to Sections 1.2(a) and (d) shall be reduced accordingly, as further described in Exhibit C.

(b)  Seller shall notify a Buyer Customer Care manager immediately in the event of any unscheduled interruption of the Network Service and shall keep Customer Care management updated on the status of any such interruption.

1.4                                 Warranty Service.

(a)  As noted above, pursuant to the Purchase Agreement, Seller has retained all liability and responsibility under the HM5000 Contracts, including the obligation to provide warranty service.  Buyer hereby agrees with and covenants to Seller to perform all such warranty service under, and pursuant to the terms and conditions of, the HM5000 Contracts.  Buyer shall indemnify, defend, protect and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Damages suffered, sustained, incurred or paid by any of the Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, claims made by the HM5000 Customers against the Seller Indemnified Parties for warranty service that Buyer performs or fails to perform after Closing, except for claims arising out of the gross negligence or willful misconduct of the Seller Indemnified Parties.

(b)  Seller hereby represents and warrants to Buyer that it has not entered into extended warranty contracts with the existing customers of the Business (including the HM5000 Customers).

1.5                                 Customer Introductions.  Seller shall use its best efforts to arrange in-person meetings at the premises of each of the Major HM5000 Customers within ninety (90) days after Closing.  Such personal meetings shall include (a) at least one member of Buyer’s senior management team, (b) a representative of the Major HM5000 Customer and (c) (i) with respect to the meetings with Wal-Mart and CFI, respectively and (ii) upon request of Buyer, with respect to any other Major HM5000 Customer, Seller’s CEO.  Seller shall coordinate the timing of such meetings with Buyer and Buyer shall use its best efforts to make its senior management team available for such meetings.  At such meetings, Seller shall introduce Buyer as the new contact for the HM5000 Non-Airtime Services.  The purpose of such meeting shall be to foster and encourage a future business relationship between Buyer and such Major HM5000 Customers and the conduct of the meeting, by both parties, shall be consistent with such purpose.  “Major HM5000 Customers” shall mean the top ten (10) HM5000 Customers as measured by HM5000 mobile unit installation base as of the Closing.

1.6                                 Indemnification.  Except as otherwise provided in this Agreement, pursuant to the Purchase Agreement, Seller has retained all liability and responsibility under the HM5000 Contracts.  Therefore, Seller covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against, and in respect of, any claims against Buyer by a HM5000 Customer (or its subrogee) arising out of or related to its HM5000 Contract, except for claims arising out of the gross negligence or willful misconduct of the Buyer Indemnified Parties.

1.7                                 No Third Party Beneficiaries.  The HM5000 Customers shall not be third party beneficiaries under this Agreement and shall have no right to enforce the provisions of this Agreement against either Seller or Buyer.  The rights of tile HM5000 Customers shall remain entirely governed by their respective HM5000 Contracts.

1.8                                 Non-Standard Versions of HM5000 Contract.  This Agreement makes reference to the term and conditions of the standard version of the HM5000 Contract, as provided by Seller to Buyer.  To the extent that this Agreement refers to terms and conditions of the HM5000 Contracts that do not match the terms and conditions used in a version of the HM5000 Contract (other than the standard version), the parties intend that such terms shall refer to the most closely corresponding terms and conditions in such HM5000 Contract so as to most closely reflect the intent of the parties hereunder:

2.                   Transactions of the TrackWare and 20/20V Business.

2.1                                 Provision of Cellemetry Services.  Until such time as Buyer has replaced the Cellemetry Gateway in accordance with Section 2.4 (and in no case later than September 30, 2003), Seller shall resell the Cellemetry Services to Buyer for Buyer in turn to resell such services to its present 2nd future customers of the TrackWare Product Line and 20/20V Product Line.

2.2                                 Consideration for Provision of Cellemetry Services.  In exchange for Seller’s prevision of the Cellemetry Services to Buyer, Buyer hereby agrees to pay Seller the amounts Seller pays to Cellemetry pursuant to the Cellemetry Reseller Agreement.  Seller shall not modify or terminate the Reseller Agreement without the prior consent of Buyer.  Seller shall comply in all respects with the terms and provisions of the Cellemetry Reseller Agreement.  To the extent that Seller breaches the Cellemetry Reseller Agreement and such breach results in any interruption, failure or delay of the Cellemetry Services provided by Seller to Buyer pursuant to Section 2.1, Seller shall indemnify Buyer (a) for any loss of business that results from such interruption, failure or delay in service and (b) for any amount that Buyer may be contractually obligated to credit a customer for such interruption, delay or failure in service, but in no event shall such indemnification exceed. [*]

2.3                                 Assignment of Cellemetry Reseller Agreement.  As soon as Buyer has replaced the Cellemetry Gateway in accordance with Section 2.4, Seller shall make effective its assignment to Buyer all of its right and interest in the Cellemetry Reseller Agreement (which assignment is an Acquired Asset pursuant to the terms of the Purchase Agreement) and Section 2.1, providing for the provision of the Cellemetry Services by Seller, shall be of no further force and effect.

2.4                                 Replacement of Cellemetry Gateway.  Buyer shall use commercially reasonable efforts to replace the Cellemetry Gateway with its own gateway, capable of enabling the provision of the Cellemetry Services, in an expeditious manner and in no event later than September 30, 2003. Seller shall provide Buyer with reasonable technical cooperation and shall transfer to Buyer any technical information, in each case as reasonably necessary for Buyer to implement such replacement gateway within the foregoing timeframe.

2.5                                 Website.

(a)  Seller currently uses a Website located at the domain name “www.webhost.at-track.com” to provide integral services to customers of the TrackWare Product Line and 20/20V Product Line.  Promptly after Closing, Buyer shall display the content of this Website, which has been transferred to Buyer pursuant to the Purchase Agreement, under a new domain name of Buyer’s choosing (the “New Webhost Website”) and Seller shall provide Buyer with technical assistance reasonably necessary for Buyer to implement the New Webhost Website.  Until Buyer displays such content at the New Webhost Website, Seller shall allow Buyer to continue to display such content at “www.webhost.at-track.com.”

(b)  Seller shall, at its own expense, maintain the “www.webhost.at-track.com” registration and, within two (2) business days after instruction by Buyer to do so, Seller shall display content at such website that automatically redirects users to the New Webhost Website and notifies users of the domain name the New Webhost Website (the “Link Content”).  Seller shall continue to display the Link Content at the “www.webhost.at-track.com” Website until the first anniversary of the Closing.  Within five (5) business days after Closing, Seller shall provide a draft version of the Link Content to Buyer for review and comment.  Seller shall incorporate all suggestions and changes reasonably requested by Buyer to the Link Content.  Seller shall not display any content at “www.webhost.at-track.com” that has not been previously approved by Buyer in writing.  To the extent that Buyer takes longer than two (2) business days to provide suggestions and comments to Seller with respect to the proposed Link Content or to notify

* Confidential information.  Information has been redacted.

Seller that it has no such suggestions or comments, the timeframe in which Seller shall be required to display the Link Content shall be extended.

(c)  The parties shall cooperate and communicate with respect to the activities set forth in this Section 2.5 such that any lag time between when the New Webhost Website becomes available for use by customers and when the Link Content is displayed at “www.webhost.at-track.com” shall be eliminated or minimized to the greatest extent possible and that any such lag time shall occur during non peak-use hours.

3.                   Transition of the Business in General.

3.1                                 Customer Care.

(a)  Customer Inquiries.  Seller shall promptly refer all inquires it receives from customers or potential customers of the Business (including the HM5000 Customers), e.g., all requests for “Customer Care,” technical support, billing inquires, warranty service or non-warranty service, whether written or verbal, in each case with respect to the Business, to a Buyer Customer Care representative and Buyer shall have the sole right to respond to all such inquiries.

(b)  Customer Phone Calls.  All telephone numbers to which the customers of the Business (including the HM5000 Customers) have been directed for customer or technical support inquiries, including those numbers listed in the customer contracts of the Business acquired by Buyer pursuant to the Purchase Agreement (including the HM5000 Contracts) (the “Customer Care Phone Numbers”) are an Acquired Asset.  To the extent that Buyer is using Seller’s phone system or automated call distribution system pursuant to Section 9.2, Seller shall route all calls that come in to the Customer Care Phone Numbers to the extensions of Buyer’s Customer Care employees, as directed by Buyer.  To the extent that Buyer is no longer using Seller’s phone system or automated call distribution system pursuant to Section 9.2, Seller shall use commercially reasonable efforts to have the Customer Care Phone Numbers transferred to Buyer or shall forward all calls that come in to such phone numbers as Buyer may direct.

(c)  Customer Faxes.  All fax numbers to which the customers of the Business (including the HM5000 Customers) have been directed for customer or technical support inquiries, including those numbers listed in the customer contracts of the Business acquired by Buyer pursuant to the Purchase Agreement (including the HM5000 Contracts) (the “Customer Care Fax Numbers”) are an Acquired Asset.  To the extent that Buyer is using Seller’s phone system pursuant to Section 9.2 Seller shall route all fax transmissions that come in to the Customer Care Fax Numbers to the fax machines of Buyer’s Customer Care employees, as directed by Buyer.  To the extent that Buyer is no longer using Seller’s phone system pursuant to Section 9.2, Seller shall use commercially reasonable efforts to have the Customer Care Fax Numbers transferred to Buyer or shall forward all fax transmissions that come in to such fax numbers as Buyer may direct.

(d)  Customer Mail.  Seller shall forward all incoming mail, written or electronic, pertaining to the Business to Buyer’s receptionist at the Office Space or to such other person as Buyer may designate.

3.2                                 Warranty Claims.  Pursuant to Section 1.2(h) of the Purchase Agreement, the Acquired Assets include Seller’s warranty rights against third parties.  To the extent that Seller has any warranty rights against the original equipment manufacturer(s) of the Inventory Buyer has acquired from Seller pursuant to the Purchase Agreement that are not assignable to Buyer, Seller hereby agrees, upon the request of Buyer, to use commercially reasonably efforts, at Buyer’s expense, to pursue such warranty claims against such original equipment manufacturer(s), on Buyer’s behalf and for Buyer’s account.

3.3                                 Billing.

(a)  Provision of HM5000 Billing Services.  As noted in Section 1, pursuant to the Purchase Agreement, Seller has retained all liability and responsibility under the HM5000 Contracts, including the obligation to provide bills to the customers thereunder, which includes monthly bills for the following: usage-based charges for HM5000 Airtime Services and fixed monthly service charges for each unit.  Seller hereby agrees with and covenants to Buyer that it shall continue to provide the foregoing billing services under the HM5000 Contracts during the respective terms of such contracts and in accordance with the terms and conditions thereof (the “HM5000 Billing Services”).

(b)  Provision of TrackWare and 20/20V Billing Services.  Pursuant to the Purchase Agreement, Buyer has acquired all rights and obligations under the contracts between Seller and the TrackWare Product Line and 20/20V Product Line customers, including the obligation to provide bills to such customers thereunder.  Pursuant to the Purchase Agreement, Buyer has also acquired the TrackWare and 20/20V Billing Software and related database currently used by Seller to perform billing for the TrackWare Product Line and 20/20V Product Line customers (the “Cellemetry Billing System”).  Until such time as Buyer has replaced the Cellemetry Gateway pursuant to Section 2.4 and integrated the replacement gateway with the Cellemetry Billing System, Buyer shall not, however, have the ability to use the Cellemetry Billing System.  Therefore, until such time as Buyer has replaced the Cellemetry Gateway pursuant to Section 2.4, but in no event later than September 30, 2003, Seller shall provide billing services (i) under the existing TrackWare Product Line and 20/20V Product Line customer contracts in accordance with the terms and conditions thereof and (ii) under any future contracts Buyer may enter with new TrackWare Product Line and 20/20V Product Line customers which have substantially similar billing provisions (the “Cellemetry Billing Services,” and together with the HM5000 Billing Services, the “Billing Services”).  The Cellemetry Billing Services shall include the provision of monthly bills for the following: usage-based charges for the Enhanced Services (as defined in the existing customer contracts), monthly service charges for Fixed-Price Reports (as defined in the existing customer contracts), charges for additional Data Reports (as defined the existing customer contracts) ordered above the number of Fixed-Price Reports and occurrence event charges.  Buyer shall provide Seller with access to the Cellemetry Billing System, and Seller shall maintain and support the Cellemetry Billing System in each case as required for Seller to perform the Cellemetry Billing Services in accordance with this Agreement.

(c)  Consideration for Billing Services.  In exchange for (i) Seller’s provision of the Cellemetry Billing Services and (ii) Seller’s promise to Buyer to provide the HM5000 Billing Services to the HM5000 Customers, for so long as Seller provides the Billing Services, for each invoice sent by Seller to a customer in the course of providing the Billing Services Buyer shall pay Seller an amount equal to [*].  Seller shall not invoice customers more frequently than monthly.  Seller shall invoice Buyer for such charges on a calendar month basis.  Seller shall invoice Buyer for the charges incurred in each calendar month within (10) business days after the last day of such calendar month.  Buyer shall remit payment to Seller in respect of such charges with fifteen (15) business days after receiving the applicable invoice.

(d)  Buyer Name and Logo.  At Buyer’s option, upon ten (10) business days’ notice to Seller, Buyer’s name and corporate logo shall appear in place of, or in addition to (as Buyer may decide),’ Seller’s name and corporate logo on all invoices Seller sends to customers in the performance of the Billing Services.  Within ten (10) business days after Closing, Buyer’s payment information shall appear in place of Seller’s payment information on all such invoices.

(e)  Service Level Guarantees.  As further described in Exhibit D, Seller shall guarantee Buyer that it shall provide the Billing Services in a timely and accurate manner. To the extent that Seller does not meet such service levels, the amounts paid by Buyer to Seller pursuant to Section 3.3(c) shall be reduced accordingly, as further described in Exhibit D.

(f)  Notification to Customers.  Within ten (10) business days after Closing, Seller shall notify all existing customers of the Business (including the HM5000 Customers) that the rights under the applicable contracts with Seller have been assigned to Buyer, that payment in respect of all invoices under such contracts that are received by such customer after the Closing shall be made payable to Buyer, and that all future inquiries regarding the Business shall be made to Buyer (but may be still be made by calling the same toll-free number as set forth in their contract or writing to the same address as set forth in their contract).  In addition, such notices shall provide Buyer’s email contact information.  With respect to customers of the TrackWare Product Line and 20/20V Product Line, the notification shall also provide the website address of the New Webhost Website.  Within five (5) business days after Closing, Seller shall provide a draft version of the foregoing notice to Buyer for Buyer’s review and comment.  Seller shall incorporate all suggestions and changes reasonably requested by Buyer to such notice.  To the extent that Buyer takes longer than two (2) business days either to provide suggestions and comments to Seller or to notify Seller that it has no such suggestions or comments, the timeframe in which Seller shall be required to send such notice to the customers shall be extended.

(g)  Taxes with Respect to HM5000 Business.  Seller shall be responsible for remitting to the appropriate local, state, federal or foreign government or governmental agency (“Taxing Authority”) all Taxes owed in respect of the amounts billed to HM5000 Customers pursuant to Section 3.3(a) hereof (collectively, the “HM5000 Taxes”).  Seller shall invoice Buyer on a monthly basis for any HM5000 Taxes paid by Seller.  Upon receipt of an invoice and supporting documentation showing the calculation of the HM5000 Taxes and evidencing that such Taxes have been properly and timely paid to the appropriate Taxing Authorities, Buyer shall reimburse Seller within fifteen (15) business days for the amount of such HM5000 Taxes.  Notwithstanding the foregoing, Buyer shall not be responsible for reimbursing Seller for any Taxes With respect to the period prior to and on the Closing.  Seller shall indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and with respect to any Damages arising out of or related to (i) any failure by Seller to pay any HM5000 Taxes owed and

* Confidential information.  Information has been redacted.

(ii) any assertion, allegation or claim, of whatever nature, by any Taxing Authority that any Buyer Indemnified Party is liable for payment of or was required to remit any HM5000 Taxes, but in no event shall such indemnification exceed fifteen million dollars ($15,000,000).  Seller shall provide such Buyer Indemnified Party with such assistance as may be reasonably requested in connection the with any claim for which Seller may have indemnification responsibility pursuant to the preceding sentence.  In its performance of the HM5000 Billing Services, Seller shall accommodate Buyer’s requests regarding the invoicing and remittance of Taxes to the extent that Buyer has been advised by its outside legal counsel or its outside accountants that Buyer is legally obligated to collect from customers and remit to any Taxing Authority any such Tax.

(h)   Taxes with Respect to TrackWare and 20/20V Business.  Buyer shall be responsible for remitting to the appropriate Taxing Authority all Taxes owed in respect of the amounts billed to TrackWare Product Line and 20/20V Product Line customers with respect to the period after the Closing.  In addition, Buyer shall have sole control over what Taxes are invoiced to such customers and, in its performance of the Cellemetry Billing Services, Seller shall follow Buyer’s instruction in the preparation of the invoice, including with respect to invoicing of Taxes.

3.4                                 Buyer Responsible for Collection Efforts.  Although Seller will send out all invoices to customers pursuant to performance of the Billing Services, Buyer shall control all collection and posting of payment.  Buyer shall send Seller a file containing the posting records of all moneys received in payment of the invoices sent by Seller in the performance of the Billing Services within one business day after posting in Buyer’s billing system.  Such file shall be in a format reasonably specified by Seller, which format may be changed by Seller from time to time upon reasonable advance notice to Buyer.  All post office boxes listed as the address for payment in the customer contracts of the Business acquired by Buyer pursuant to the Purchase Agreement (including the HM5000 Contracts) (“Acquired Post Office Boxes”) are an Acquired Asset and Seller shall take all action necessary to transfer ownership of such post office boxes and keys to Buyer promptly after Closing.

3.5                                 Customer Billing Inquiries.  Because Seller’s performance of the Billing Services for Buyer will result in Seller employees who have the knowledge and access to information to answer the billing inquires of Buyer’s customers, Seller shall insure that personnel familiar with the Billing Services and qualified to answer such inquiries will be available to Buyer’s Customer Care representatives to answer such inquires during regular business hours.

4.                   Accounts Receivable and Payable.

4.1                                 Accounts Receivable: General.

(a)  Pursuant to the Purchase Agreement, it is generally understood that all receivables (i) of the Business for activities on and before the Closing and (ii) in respect of the provision of HM5000 Airtime Services on and before the Closing (“Pre-Closing Receivables”) are the property of Seller, and that all receivables (x) of the Business for activities after the Closing, and (y) in respect of the provision of HM5000 Airtime Services after the Closing (“Post-Closing Receivables”) are the property of Buyer.  The parties shall cooperate to insure that Buyer receives payment in respect of Post-Closing Receivables and Seller receives payment in respect of Pre-Closing Receivables.  However, to the extent that Buyer receives payment in respect of a Pre-Closing Receivable it shall transfer such payment promptly to Seller and to the extent that Seller receives payment in respect of a Post-Closing Receivable, it shall transfer such payment promptly to Buyer.  For example, if a customer makes a payment for the billing cycle in which Closing occurs, and such amount was billed in arrears, Buyer shall remit the pre-Closing portion of such payment to Seller and if such amount was billed in advance, Seller shall remit the post-Closing portion of such payment to Buyer.  In the event that (A) a payment is received by either party within the forty-five (45) day period following Closing that is not designated by the payor as being in respect of either a Pre-Closing Receivable or Post-Closing Receivable, (B) the designation of such payment as a Pre-Closing or Post-Closing Receivable is not otherwise addressed by Section 4.2, and (C) such payor owes money with respect to at least one Pre-Closing Receivable and at least one Post-Closing Receivable, Seller shall be entitled to such payment to the extent required to cover all Recent Receivables owed by such payor and Buyer shall be entitled to the balance thereof.  In the event that (A) a payment is received by either party after the forty-five (45) day period following Closing that is not designated by the payor as being in respect of either a Pre-Closing Receivable or Post-Closing Receivable, (B) the designation of such payment as a Pre-Closing or Post-Closing Receivable is not otherwise addressed by Section 4.2, and (C) such payor owes money with respect to at least one Pre-Closing Receivable and at least one Post-Closing Receivable, Buyer shall be entitled to such payment to the extent required to cover all Post-Closing Receivables owed by such payor and Seller shall be entitled to the balance thereof to the extent required to cover all Recent Receivables owed by such payor.

(b)  With respect to Pre-Closing Receivables that, as of the Closing, have been outstanding for more than ninety (90) days, Seller, agrees with and covenants to Buyer that Seller shall not seek payment from or legal recourse against customers with respect to such receivables or contact customers with respect to such receivables.  For the avoidance of doubt, to the extent that, after Closing, Buyer receives payment that is designated by payor in respect of any Pre-Closing Receivable, including any receivable that was outstanding for more than ninety (90) days as of the Closing, Buyer shall promptly transfer such payment to Seller in accordance with paragraph (a).

(c)  With respect to Pre-Closing Receivables that, as of the Closing, have been outstanding for ninety (90) days or less (the “Recent Receivables”), during the sixty (60) day period following the Closing, Seller may contact customers to seek payment of such Recent Receivables in the ordinary course, but may not take or threaten to take legal action against such customers, or terminate or threaten to terminate such customers’ HM5000 Airtime Services or Cellemetry Services, as the case may be.  After the first sixty (60) days following the Closing, in the event that (A) a Recent Receivable is more than 90 days’ past due and (B) Seller has made at least one post-Closing request for payment of such Recent Receivable from such customer and customer either has not responded to such request or has not provided any valid reason to Seller for non-payment in response to such request, Seller shall be entitled to request in writing consent from Buyer for Seller to terminate such customer’s HM5000 Airtime Services or request that Buyer terminate such customer’s Cellemetry Services, as the case may be.  Buyer shall have thirty (30) days from the time of such request to attempt to resolve the situation with the customer.  If, by the end of such thirty-day period, Buyer has not (i) obtained payment of any

Pre-Closing Receivable from such customer or caused such customer to make payment of any Pre-Closing Receivable to Seller, (ii) entered into a payment plan with such customer with respect to the Recent Receivable that has been approved by Seller or (iii) discovered a valid reason that such customer has not paid the Recent Receivable, Buyer shall terminate, or shall authorize Seller to terminate, as applicable, such customer’s services if requested by Seller in writing and, in addition to the foregoing right to terminate service, Seller shall then be free to pursue legal recourse against such customer with respect to such Recent Receivable.

4.2                                 Accounts Receivable: Specific.  Without limiting the generality of the foregoing, the following specific receivables, shall be allocated as “Pre-Closing Receivables” or “Post-Closing Receivables” as follows:

(a)  Purchase Orders.  Pursuant to the Purchase Agreement, all outstanding purchase orders for the products in the Product Lines and all outstanding purchase orders under the HM5000 Contracts have been assigned to Buyer.  The unit purchase price and shipping and handling charges of such products shall be allocated as follows: If the product has been shipped on or prior to Closing, to Seller; if the product has not slipped on or prior to Closing, to Buyer.

(b)  Security Deposits.  Seller shall remit any, security deposits received from customers with respect to the Business (including the HM5000 Customers) to Buyer.  Seller shall assign any security interests granted to Seller by customers with respect to the Business (including the HM5000 Customers) to Buyer.

(c)  Monthly Service Charge.  Each of the TrackWare Product Line and the 20/20V Product Line contracts charge a monthly fixed service charge per unit billed in advance and the HM5000 Contracts charge a monthly fixed service charge per unit billed in arrears.  In the case of the TrackWare Product Line and 20/20V Product Line, such monthly fee is in respect of a fixed number of data reports.  The amount of such monthly service charges for the billing cycles in which Closing occurs shall be allocated as follows: Buyer shall receive the pro-rata portion of the charge for the days in the billing cycle falling after the Closing and Seller the portion for the days falling on and before the Closing.

(d)  Data Report Charges.  In the case of the TrackWare Product Line and 20/20V Product Line, charges for each additional data report above the fixed number to which customer is entitled shall be allocated as follows: For reports delivered on or prior to Closing, the per report fee shall be allocated to Seller, for reports delivered after Closing, to Buyer.

(e)  Occurrence Event Charges.  In the case of the Track Ware Product Line and 20/20V Product Line, charges are made for events such as a poll, group assignment, configuration, enablement, rate plan change, etc.  Such occurrence event charges shall be allocated as follows: If the event has been performed on or prior to Closing, the corresponding event fee shall be allocated to Seller, if performed after Closing, to Buyer,

(f)  Activation Fee.  Pursuant to each of the TrackWare Product Line contracts, the 20/20V Product Line contracts and the HM5000 Contracts a one time charge due upon execution is charged for over-the-air initial configuration of a Unit.  Such charge shall be allocated as follows: If the Unit has been activated on or prior to the Closing, to Seller; if activated after the Closing, to Buyer.

(g)  Web Subscription Fee.  In the case of the Track-Ware Product Line and 20/20V Product Line, a monthly fee is charged per customer (not per Unit) in arrears for website access.  The website fee shall be allocated as follows: Buyer shall receive the pro-rata portion of the charge for the days in the billing cycle falling after the Closing and Seller the portion for the days falling on and before the Closing.

(h)  Billable Telephone Support Services.  In the case of the TrackWare Product Line and 20/20V Product Line, telephone support services are available to the Customer at a charge [*] for technical support issues.  These fees shall be allocated as follows: For calls place on and before Closing, to Seller and for calls placed after Closing, to Buyer.

(i)  Information Management Services Agreements (a.k.a. Platinum Services Agreements).  Fees received in respect of services performed under the Information Management Services Agreements assigned to Buyer pursuant to the Purchase Agreement shall be allocated as follows: To the extent the services were provided on or prior to Closing, to Seller and to extent the services are provided after Closing, to Buyer.  These services fees are paid monthly by the customers in advance.

4.3                                 Accounts Payable.  Accounts payable shall be allocated between the parties as a mirror image of accounts receivable - i.e., to the extent that a cost (e.g., taxes or a third-party provider costs) relates to specific revenue, the party that receives the revenue shall be responsible for such cost.  With respect to any Units that Seller has sent to a third party to be repaired or refurbished prior to Closing, whether pursuant to a warranty or otherwise, Seller shall be responsible for any amount owed to such third party in consideration for such repairs or refurbishment, regardless of whether the repair or refurbishment is completed before or after the Closing and regardless of whether the bill for the repair or refurbishment is received before or after the Closing.  Upon completion of the repair or refurbishment, Seller shall direct any such repaired or refurbished Units to Buyer and such Units shall be considered Inventory that is an Acquired Asset pursuant to the Purchase Agreement.

5.                   Employment Transition.  Seller shall provide the services of the New Buyer Employees to Buyer until no later than April 30, 2002 pursuant to the terms of the Transition Consulting Reimbursement Agreement dated as of even date herewith, during which period (the “Employment Transition Period”) such employees (except to the extent their employment ends, collectively or individually, for the reasons set forth in Section 2.1 of the Transition Consulting Reimbursement Agreement) shall remain employees of Seller, shall remain on the payroll of Seller and shall continue to participate in Seller benefit plans.  Buyer shall reimburse Seller for the employment expenses of the New Buyer Employees during the Employment Transition Period pursuant to the terms of the Transition Consulting Reimbursement Agreement.  Effective no later than May 1, 2002, the arrangement shall terminate and those New Buyer Employees who have been offered employment with Buyer and have accepted such offer shall be employed by Buyer.

* Confidential information.  Information has been redacted.

6.                   Division and Sublease of Premises.

6.1                                 Division of Premises.  As soon as practicable after the Closing, Seller shall prepare a floor plan providing for the division of Seller’s premises located at 1155 Kas Drive, Richardson, Texas (“Seller Premises”) into a separate space for each of Seller and Buyer, which two spaces shall be divided by internal walls and shall each be accessible only by external entries (with the possible exception of an emergency exit internal doorway between the two spaces).  Seller shall consult with Buyer with respect to such floor plan and shall reasonably consider Buyer’s recommendations to the extent Buyer is affected by any decisions.  Seller shall be responsible for implementing and constructing the new floor plan.  Buyer shall reimburse Seller for the reasonable costs incurred by Seller in constructing any new internal walls required to divide Buyer and Seller space.

6.2                                 Sublease.  Once the separation set forth above is completed, Seller and Buyer shall enter into a sublease agreement pursuant to which Seller shall sublease to Buyer for the period between Closing and December 31, 2003 (the “Lease Transition Period”) the following space in Buyer’s portion of the Seller Premises: (a) an amount of space no less than ten thousand (10,000) square feet suitable to be used by Buyer as an office (the “Office Space”) and (b) an amount of additional space sufficient in size and suitable to be used by Buyer as ‘a warehouse for inventory (the “Warehouse Space”).  The sublease agreement for the Warehouse Space and Office Space shall contain the terms set forth in Exhibit F attached hereto.  Between the Closing and the time the sublease agreement is effected, Buyer shall pay Seller a monthly rent for the Office Space and Warehouse Space of $15,417.

7.                   Inventory.

7.1                                 Temporary Use of Warehouse.  From the Closing until thirty (30) days after the Warehouse Space is ready for Buyer occupation and the sublease agreement therefor has been executed by both parties (the “Warehouse Transition Period”), Seller shall provide to Buyer, at no cost, the right of Buyer to store inventory in Seller’s warehouse located in Plano, Texas (“Seller Warehouse”), using the same amount of space as is dedicated to the Inventory acquired by Buyer pursuant to the Purchase Agreement as of the Closing.  By the end of the Warehouse Transition Period, Seller shall have moved such inventory to the Warehouse Space leased pursuant to Section 6.2.  Seller shall provide Buyer employees with full access to Seller Warehouse and to Seller’s staging, shipping and receiving areas in the Seller Warehouse that were utilized in connection with the Business prior to the Closing.

8.                   Fixed Assets.

8.1                                 Non-Personal Equipment.  During the Lease Transition Period, Seller shall allow Buyer to continue to use any storage, servers or other equipment that is a Retained Asset which, prior to Closing, was used both (a) in the Business and (b) in Seller’s retained business and that cannot reasonably be divided between the parties.  Seller shall allow Buyer to continue to use such assets in the same manner that such assets were used prior to Closing as reasonably necessary for the conduct of the Business by Buyer in the substantially the same manner as conducted by Seller prior to Closing.

9.                   Systems Transition.

9.1                                 In General.  Within one hundred and eighty (180) days after Closing, the parties shall have developed a complete plan for the smooth transition from Seller systems to Buyer systems, including a time frame for completing such transition.  In general, Seller agrees to use all reasonable efforts to assist Buyer in transitioning from Seller’s system to Buyer’s systems.  For example, Seller will continue to maintain and support all Seller systems required (i) for Buyer to continue to operate the Business in substantially the same manner as Seller operated the Business prior to Closing during the agreed-upon transition period and (ii) for Seller to perform its obligations under this Agreement.  The foregoing maintenance, activities shall include performance of preventive maintenance and any reasonably required software upgrades.  During the agreed-upon transition period, Seller will grant Buyer access to Seller systems and assets shared with Buyer pursuant to Section 8.1 to the extent required for Buyer to operate the Business in substantially the same manner as Seller operated the Business prior to Closing.  In addition, Seller shall allow Buyer to keep certain Buyer equipment in Seller’s data center, and shall allow Buyer access to the data center in order for Buyer to maintain such equipment.  Seller shall cooperate with Buyer to make all arrangements reasonably necessary, as determined by Buyer, to facilitate the prompt integration of the systems Buyer has acquired from Seller pursuant to the Purchase Agreement with Buyer’s systems, as required for Buyer to continue to operate the Business in substantially the same manner as Seller operated the Business prior to Closing.  The foregoing shall include the conversion and transfer of Seller’s customer files and supplier files (each with respect to the Business) and all other information related to the Business (from whatever form such files and information currently exist in, computerized or non-computerized) to Buyer’s systems.

9.2                                 Specific Systems.  Without limiting the generality of the foregoing, with respect to the specific systems used in the Business, the parties will act as follows:

(a)  Seller Network, Phone System and ACD System.  Seller shall, allow Buyer employees to continue using Seller network, phone system and automated call distribution (ACD) system during the Lease Transition Period.  The New Buyer Employees will retain the same phones and phone numbers after Closing as they had before Closing.  Seller will charge Buyer a pro-rated portion of Seller’s monthly operation costs for its network, phone system and ACD system based on the number of New Buyer Employees using such systems as of the Closing versus the total number of persons using such systems as of the Closing.  The foregoing operation costs are itemized in Schedule 9.2(a) and shall not be modified without the consent of both parties.  Buyer may terminate any or all of the network, phone system or ACD system sharing arrangements upon thirty (30) days notice to Seller, in which event Buyer shall no longer pay any portion of the applicable operation costs.

(b)  General Office Systems.  Buyer employees working in the Office Space or the Warehouse Space shall retain access to Seller’s general office software (e.g., e-mail, print functionality, word processing, etc.) and to Seller’s voicemail system until such time as Buyer has established connectivity between the Office Space and Warehouse Space and Buyer’s network and has provided Buyer employees located at the Office Space and Warehouse Space access to the equivalent Buyer office software on Buyer’s network.  Buyer shall use commercially reasonable efforts to establish such connectivity and provide such access in an expeditious manner.

(c)  SCOPUS.  Seller shall obtain consent to assign twenty (20) SCOPUS licenses to Buyer no later than ten (10) business days after Closing.

(i)                                     In the event that Seller obtains such SCOPUS licenses within such period, then within thirty (30) days after Closing, Seller shall segregate the SCOPUS database into two instances and transfer one to Buyer.  Prior to such transfer, Seller may purge the Buyer’s instance of the SCOPUS database of any information not related to or reasonably necessary for the conduct of the Business by Buyer in the substantially the same manner as conducted by Seller prior to Closing.  During the period prior to which the database instance is transferred to Buyer in accordance with the foregoing, Seller shall make available its instance of the database to Buyer to the extent reasonably necessary for the conduct of the Business by Buyer in the substantially the same manner as conducted by Seller prior to Closing.

(ii)                                  In the event that Seller does not obtain such SCOPUS licenses within such period, then Buyer shall be permitted to continue to use twenty (20) of Seller’s SCOPUS seats and have full access to the SCOPUS database until all current and historical customer data contained in the SCOPUS database, current through the date of migration, have been migrated to Buyer’s customer, service database, provided, that Seller shall cooperate with Buyer to perform the foregoing migration in accordance with the reasonable specifications provided by Buyer and provided, further, that such migration shall be completed no later than one hundred and twenty (120) days after the date on which Buyer has established connectivity between the Office Space and Buyer’s network and has provided Buyer employees located at the Office Space access to the Buyer customer service software on Buyer’s network.  The parties will use commercially reasonable efforts to establish such connectivity expeditiously.

(d)  Provisioning and Activation.  Provisioning and activation of the Units shall be initiated by Buyer via SCOPUS.  However, to the extent that implementation of such provisioning and activation functions involves systems other than SCOPUS, Seller shall support such provisioning and activation activities: (i) for the HM5000 mobile units, for so long as Seller provides the HM5000 Airtime Services hereunder and (ii) for the TrackWare Product Line and 20/20V Product Line, until the replacement of the Cellemetry Gateway pursuant to 2.4.  Notwithstanding the foregoing, in the event that the twenty (20) SCOPUS licenses are not assigned to Buyer in accordance with paragraph (c) above, after Buyer has transitioned off the SCOPUS system pursuant to clause (ii) of paragraph (c) above, Seller shall support all provisioning and activation activities: (i) for the HM5000 mobile units, for so long as Seller provides the HM5000 Airtime Services hereunder and (ii) for the TrackWare Product Line and 20/20V Product Line, until the end of the Lease Transition Period or such earlier time as Buyer has implemented the capability to perform such activities itself.

(e)  Billing.

(i)                                     For so long as Seller performs any Billing Services hereunder, Seller shall send Buyer a file containing the invoice records of all customers invoiced by Seller pursuant to its performance of the Billing Services within one business day of the billing run completion.  Such file shall be in a format reasonably specified by Buyer, which format may be changed by Buyer from time to time upon reasonable advance notice to Seller.  Such file shall be transmitted to Buyer for manual input by Buyer into Buyer’s billing systems until connectivity is established between Seller’s billing systems (including, for so long as Seller performs the Cellemetry Billing Services, the Cellemetry Billing System) and Buyer’s billing system, after which Seller shall download the file to Buyer’s billing system on an automated basis.  The parties will use commercially reasonable efforts to establish such connectivity expeditiously.

(ii)                                  If Seller has not already done so prior to Closing, no later than five (5) business days after Closing, Seller shall provide Buyer with a file containing all customer billing records of the Business which shall contain at least the following information with respect to each customer: (i) such customer’s name, billing address, customer number, and billing cycle information; (ii) for HM5000 Customers, the activation fee and unit purchase prices applicable to such customer; (iii) for 20/20V and TrackWare customers, the activation fee, unit purchase prices and website subscription fee applicable to such to customer; (iv) for Platinum Service customers, all fees applicable to such customer pursuant to its Information Management Services Agreement.  Such file shall be in a format reasonably specified by Buyer.  To the extent that Buyer has not provided Seller with the format for such file, Seller’s obligation to provide the records shall be extended.

(f)  Inventory Management Stems.  If Seller has not already done so prior to Closing, no later than three (3) business days after Closing, Seller shall provide Buyer with a file containing the inventory records with respect to all Inventory acquired by Buyer pursuant to the Purchase Agreement.  Such file shall be in a format reasonably specified by Buyer.  To the extent that Buyer has not provided Seller with the format for such file, Seller’s obligation to provide the records shall be extended.

10.            Manner of Performance.  Each party shall provide the services to be provided by it hereunder with the same degree of care, skill and diligence with which it performs similar services for itself or others, but in no event less than a commercially reasonable degree of care and, in the ease of Seller, in no event less than the degree of care it used to perform such services for itself prior to the Closing.

11.            General Provisions.

11.1                           Successors and Assigns.  This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other party hereto (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assignees, heirs and legal representatives; provided, however, that either party may assign its rights, obligations or liabilities hereunder to any party that merges with or acquires all of its stock or all or substantially all of its assets.

11.2                           Entire Agreement.  This Agreement (which includes the Exhibits hereto) and the documents and agreements referred to herein (including the Purchase Agreement) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.  It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.  Each of the Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof.  Unless specifically set forth herein, nothing in this Agreement shall modify any rights or obligations under the Purchase Agreement.

11.3                           Counterparts.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  Any party that delivers a signature page via facsimile agrees to later deliver an original counterpart to any party that requests it.

11.4                           Expenses and Fees.  Buyer shall be responsible for its fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and Seller shall be responsible for its fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including, but not limited to, commissions or fees of any broker or finder referred by such party and any attorney’s fees incurred by such party in connection with this Agreement.

11.5                           Specific Performance; Remedies.  Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by it of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the covenants and agreements contained in this Agreement.

11.6                           Notices.  Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

If to Buyer to:

Aether Systems, Inc.
11460 Cronridge Drive
Owings Mills, M 21117
Attn: David C. Reymann, Chief Financial Officer
(410) 654-6400 (phone)
(410) 654-6554 (telefax) .

and a required copy (which shall not constitute notice) to:

Wilmer, Cutler & Pickering
2445 M Street, N.W.
Washington D.C. 20037
Attn: Mark A. Dewire, Esquire
(202) 663-6658 (phone)

(202) 663-6363 (telefax)

If to Seller to:

@Track Communications, Inc.
1155 Kas Drive, Suite 100
Richardson, Texas 75081
Attn: General Counsel
(972) 301-2733 (phone)
(972) 301-2588 (telefax)

and a required copy (which shall not constitute notice to:

Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Attn: Stephen L. Sapp, Esq.
(214) 740-8570 (phone)
(214) 542-6665 (telefax)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

11.7                           Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

11.8                           Selection of Forum.  EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IF JURISDICTION DOES NOT LIE IN FEDERAL COURT, THE STATE COURTS OF NEW YORK (THE “CHOSEN COURT”) AND (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT,

11.9                           Severability.  If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

11.10                     Absence of Third Party Beneficiary Rights.  No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights, or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee, partner of any parry hereto or any other Person, other than the parties hereto.

11.11                     Further Representations.  Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences,

11.12                     Amendment; Waiver.  This Agreement may be amended by the parties hereto by execution of an instrument in writing signed on behalf of each of the parties hereto.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party, giving the waiver, and shall not be deemed a waiver of any other section nor a continuing waiver,

11.13                     Independent Contractors.  The relationship between Buyer and Seller under this Agreement is that of independent contractors.  Nothing contained in this Agreement shall be construed to constitute or create a partnership, agency relationship, joint venture or equity interest between Buyer and Seller.  No party has the power or authority to act on behalf of the other party, except as authorized in writing by the other party.

11.14                     General Audit Right.  Each party (the “Auditing Party”) shall have the right to review, and the other party (the “Audited Party”) agrees to make available to the Auditing Party, any and all of the Audited Party’s records that are relevant to the determinations of the allocations made to and costs charged to the Auditing Party under this Agreement, including the allocations with respect to accounts receivable and accounts payable provided for in Section 4.  For a period of three (3) years after Closing, each party shall retain all documentation necessary for the other party to verify the accuracy of such determinations and shall make such documentation available to the other party in the event the other party exercises its audit right hereunder.  Each Audited Party shall promptly remit to the Auditing Party the amount of any overcharges or under allocations revealed as a result of any such audit; provided, that the Auditing Party shall provide the Auditing Party with the documentation substantiating any such overcharge or under allocation.

11.15                     Further Assurances.  From time to time after the Closing, upon request of either party and without further consideration, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by this Agreement and all agreements and instruments delivered in connection herewith.  Without limiting the foregoing sentence, in connection therewith, if required, the president or chief financial officer of the Seller will execute any factually accurate documentation reasonably required by the Buyer or the Buyer’s independent public accountants.  Each party will also cooperate and use its commercially reasonable efforts to have its present officers, directors and employees cooperate with the other party hereto on and after the Closing in furnishing information, evidence, testimony and other assistance.  Seller shall use commercially reasonable efforts during the Lease Transition Period to provide such assistance to Buyer as is reasonably necessary for Buyer to continue to operate the Business in substantially the same manner as Seller operated the Business prior to Closing.

11.16                     Interpretation.  The defined terms used herein shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine; feminine and neuter forms.  All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require.  All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement.  The words “include,” includes” and “including” shall be deemed’ to be followed by the phrase “without limitation.”  All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.  Whenever any payment hereunder is to be made payment shall be made in the legal tender of the United States.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  This Agreement shall be deemed to have been drafted by each party hereto and this Agreement shall not be construed against any party as a principal draftsperson.  Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may withheld in such person’s sole discretion.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AETHER SYSTEMS, INC.

By:

Name:

Title:

@TRACK COMMUNICATIONS, INC.

By:

Name:

Title:

EXECUTION COPY

EXHIBIT A

DEFINED TERMS

“Administrative Carrier Agreement” shall mean the Administrative Carrier Agreement entered into between Seller and Southwestern Bell Mobile Systems, Inc. n/k/a Cingular Wireless on March 30, 1999.

“Administrative Carrier Services”  has the meaning set forth in Section 1.2(c).

“Billing Services” has the meaning set forth in Section 3.3(b).

“Business” has the meaning set forth in the Purchase Agreement.

“Buyer Indemnified Parties” has the meaning set forth in the Purchase Agreement.

“Buyer’s Scheduled Maintenance Representative” shall be a person or person’s designated by Buyer and responsible for receiving and reacting to notices from Seller regarding scheduled maintenance and upgrades to the NSC.  The Buyer’s Scheduled Maintenance Representative shall be accessible to Seller on a 24 hours a day, seven days a week basis by carrying a pager with a number that has been provided to a member of Seller’s NSC Technical Support group.

“Cellemetry Billing Services” has the meaning set forth in Section 3.3(b).

“Cellemetry Billing System” has the meaning set forth in Section 3.3(b).

“Cellemetry Gateway” shall mean the equipment located at 1155 Kas Drive, Suite 100, Richardson, Texas, 75081 and utilized by Seller to enable the provision of the Cellemetry Services to the 20/20V and TrackWare customers.

“Cellemetry Services” shall mean the transmission of short data messages across the existing forward and reverse overhead control channels and existing IS-41 capabilities of the AMPS cellular telephone network provided by Cellemetry LLC to Seller pursuant to the Cellemetry Reseller Agreement.

“Cellemetry Reseller Agreement” shall mean the Limited Usage Value Added Reseller Agreement between seller and Cellemetry LLC executed as of October 4, 2001.

“Cellular Carriers” has the meaning set forth in Section 1.2(a)(i).

“Damages” has the meaning set forth in the Purchase Agreement.

“HM5000 Airtime Services” has the meaning set forth in Section 1.1.

“HM5000 Billing Services” has the meaning set forth in Section 3.3(a).

“HM5000 Contracts” shall mean those contracts set forth on Schedule 1.2(e) to the Purchase Agreement, which are the corporate customer contracts for the HM5000 product and services.

“HM5000 Customers” shall mean those parties with whom Seller has entered into an HM5000 Contract in their capacities as such.

“HM5000 Gateway” has the meaning set forth in Exhibit C.

“HM5000 Non-Airtime Services” shall mean the following services performed for the HM5000 customers: (i) warranty services (including shipping and receiving of return material authorizations); (ii) non-warranty repair services; (iii) provisioning and activation of the HM5000 mobile units; and (iv) customer care and technical support.

“Lease Transition Period” has the meaning set forth in Section 6.2.

“Long Distance and Toll-Free Services” has the meaning set forth in Section 1.2(d).

“Mobile Unit” has the meaning set forth in Exhibit C.

“Month-to-Month HM5000 Customers” shall mean an HM5000 Customer with an HM5000 contract that may be terminated by Seller or such HM5000 Customer on thirty (30) days advance written notice.

“Network Service” has the meaning set forth in Exhibit C.

“Network Service Center” or “NSC”  shall mean the HM5000 Gateway and, until is replaced pursuant to Section 2.4, the Cellemetry Gateway.

“New Webhost Website” has the meaning set forth in Section 2.5(a).

“Office Space” has the meaning set forth in Section 6.

“Product Lines” has the meaning set forth in the Purchase Agreement.

“Recent Receivables” has the meaning set forth in Section 4.1(c).

“Seller Indemnified Parties” has the meaning set forth in Purchase Agreement.

“Seller’s NSC Technical Support Group” shall mean the group of persons designated by Seller to technically support the NSC and to respond to Buyer’s needs with respect to such technical support.  One or more members of Seller’s NSC Technical Support Group shall be accessible to Buyer on a 24 hour a day, seven days a week basis by carrying a pager with a number that has been provided to Buyer.

“Seller Premises” has the meaning set forth in Section 6.1.

“Taxes” shall mean foreign, federal, state, or local excise, sales, use, property, utility, telecommunications, or retailers’ taxes, duties, surcharges or other governmental imposts, levies or assessments of a similar nature.

“Term HM5000 Customer” shall mean an HM5000 Customer with an HM5000 Contract with a fixed service term that, at any given time, has more than thirty (30) days remaining.

“TSI Agreements” shall mean (a) the Fleet-on-Track Services Agreement entered into between GTE Telecommunications Services Incorporated n/k/a Telecommunications Services, Inc. and Seller on May 3, 1999 and (b) the Information and Network Products and Services Agreement between Seller and GTE Telecommunications Services Incorporated n/k/a Telecommunications Services, Inc. dated August 16, 1999.

“TSI Services” has the meaning set forth in Section 1.2(b).

“Unit” shall mean (i) the HM5000 mobile units, (ii) with respect to the TrackWare Product Line, the TrackWare Remote Unites and (iii) with respect to the 230/20V Product Line, the on-Board Tracking Units.

“Warehouse Space” has the meaning set forth in Section 6.

EXECUTION COPY

Exhibit B-1

Third Party Carrier Rates

[*]

* Confidential information.  Information has been redacted.

Execution Copy

EXHIBIT B-1

THIRD PARTY CARRIER RATES

[To be provided by Seller]

[*]

* Confidential information.  Information has been redacted.

EXHIBIT B-2

LONG DISTANCE AND TOLL-FREE RATES

[To be provided by Seller]

[*]

* Confidential information.  Information has been redacted.

EXHIBIT C
HM5000 NETWORK
SERVICE LEVEL GUARANTEES

12.                                 Definitions.

Unless otherwise set forth below, capitalized terms used in this Exhibit C will have the meanings set forth in the body of the Agreement.  Unless otherwise noted, section references are to those in this Exhibit C.

12.1                           “CommHandlers” [*]

12.2                           “Frame Relay Circuits” [*]

12.3                           “HM5000 Gateway” shall [*]

12.4                           “HM5000 Gateway Availability” [*]

12.5                           “Host Software” shall mean the software utilized by each of the HM5000 Customers at such customer’s premises in conjunction with the Mobile Units to receive the Network Service.

12.6                           “Mobile Units” shall mean the HM5000 mobile communications units utilized by each of the HM5000 Customers to receive the Network Service.

12.7                           “Network Availability Percentage” shall have the meaning set forth in Section 3.1 below.

12.8                           “Network Downtown” shall mean the aggregate number of minutes in a calendar month that the HM5000 Customers are unable to utilize the Systems on a Mobile Unit basis as a direct result of the failure in Network Service.  For example, there are a total of ten HM5000 Customers with ten Mobile Units each, for a total of 100 Mobile Units.  If, during a given calendar month, the Network Service is unable for 30 minutes and all ten HM5000 Customers are unable to utilize the Systems as a result, then the Network Downtown for such calendar month shall be 3000 minutes (30 minutes multiplied by 100 Mobile Units).  If, during a given calendar month, the Network Service is unavailable for 30 minutes but only one HM5000

* Confidential information.  Information has been redacted.

Customer is unable to utilize the Systems as a result, then the Network Downtime for such calendar month shall be 300 minutes (30 minutes multiplied by 10 Mobile Units).

Network Downtown for all affected HM5000 Customers shall commence at the earlier of the time that: (a) any affected HM5000 Customer reports such downtime to a Customer Care representative, (b) Buyer reports such downtime to a member of Seller’s NSC Technical Support Group, or (c) a member of Seller’s NSC Technical Support Group becomes aware of such downtime.  For each affected HM5000 Customers, Network Downtime shall end at the time that Buyer has confirmed that Network Service has been restored to such HM5000 Customer.  Seller, in its reasonable discretion, shall determine whether Network Downtime has occurred after its reported by any HM5000 Customer or by Buyer and whether any such Network Downtime should be excluded pursuant to Section 4 below; provided, however, that Seller shall provide Buyer with documentation supporting any such determinations, which documentation shall include (i) Seller’s explanation as to when, where and how any such Network Downtime occurred or, if Seller believes no such Network Downtime ever occurred an explanation as to customer’s or Buyer’s perception that it did occur; (ii) an accounting of all actions taken by Seller, Buyer and/or customer to resolve such Network Downtime, whether or not such actions were successful; and (iii) an explanation of when and how the Network Downtime problem was finally resolved.

12.9                           “Network Downtime Credits” shall mean credits issued by Seller to Buyer against the charges made by Seller to Buyer pursuant to Sections 1.1(a) and (d) of the Agreement, pursuant to which Buyer reimburses Seller for certain of its costs and providing the HM5000 Airtime Services, as per the terms and conditions of Section 3 below.

12.10                     “Network Downtime Percentage” shall have the meaning set forth in Section 3.2 below.

12.11                     “Network Services” shall mean HM5000 Gateway Availability, TSI HLR Availability and WAN Availability.

12.12                     “Systems” shall mean the Mobile Units and Host Software utilized by each of the HM5000 Customers to receive Network Service.

12.13                     “Total Monthly Minutes” shall mean the total number of minutes in a calendar month multiplied by the total number of Mobile Units then in service for the HM5000 Customers who are entitled to receive the Network Service during such calendar month.

12.14                     “TSI HLR” [*]

12.15                     “TSI HLR Availability” [*]

* Confidential information.  Information has been redacted.

12.16                     “WANs” [*]

12.17                     “WAN Availability” [*]

13.                                 Network Service Availability.

13.1                           Network Service shall be available for use by the HM5000 Customers seven (7) days a week, twenty-four (24) hours a day, excluding any periods of scheduled upgrades and maintenance to the HM5000 Gateway, TSI HLR, WAN, Frame Relay Circuits or CommHandlers.  Scheduled upgrades or maintenance shall include only planned maintenance or upgrades of no longer than four hours per week in the aggregate, unless otherwise previously agreed to by the parties.  To the extent that scheduled upgrades and maintenance exceed four hours per week, such activities shall not be considered “scheduled” and therefore shall not be excluded for purposes of calculating the Network Downtime Percentage pursuant to Section 3 below unless otherwise previously agreed to by the parties.

13.2                           Seller shall provide redundancy of the critical hardware and software components in the HM5000 Gateway.

13.3                           Seller shall provide Buyer with a formalized trouble reporting and escalation process.

13.4                           Unless a shorter notice period is otherwise agreed to by the parties in any particular case, Seller shall provide to Buyer’s Scheduled Maintenance Representative at least forty-eight (48) hours advance notice of scheduled maintenance or upgrade activity to the CommHandlers, Frame Relay Circuits, HM5000 Gateway, TSI HLR and WAN.  Any maintenance or upgrade activity for which forty-eight (48) hours advance notice is not provided to Buyer Schedules Maintenance Representative shall not be considered “scheduled” and therefore shall not be excluded for purposes of calculating the Network Downtime Percentage pursuant to Section 3 below.

13.5                           Seller shall provide to Buyer a monthly report on the availability of Network Service.

13.6                           Seller shall coordinate with Buyer to conduct periodic service reviews for the purpose of improving levels of Network Service.

14.                                 Network Downtime Credits.

14.1                           Buyer shall receive a credit against monthly charges made by Seller to Buyer pursuant to Section 1.1 of the Agreement, based upon “Network Availability Percentage” calculated as follows:

* Confidential information.  Information has been redacted.

100% - Network Downtime Percentage = Network Availability Percentage

14.2                           “Network Downtime Percentage” shall be calculated as follows:

(Network Downtime ÷ Total Monthly Minutes) x 100 = Network Downtime Percentages

14.3                           Based on the Network Availability Percentage, the following Network Downtime Credits will be applied:

Network Availability Percentage	Credit*
If < 99.0% and ≥ 97%	2%
If < 97.0% and ≥ 96%	4%
If < 96.0% and ≥ 95%	6%
If < 95.0% and ≥ 93%	8%
If < 93.0% and ≥ 90%	10%
If < 90.%	20%

* The credit is calculated as a percentage of the charges made by Seller to Buyer pursuant to Sections 1.1(a) and (d) of the Agreement.

14.4                           If during any given calendar month, the Network Availability Percentage is below 99.0%, Buyer shall be entitled to a financial credit in the form of a discount on the charges made by Seller to Buyer pursuant to section 1.1 of the Agreement applicable to such calendar month.  The amount of such credit shall be determined based on the Network Availability Percentage during such calendar month and the corresponding credit amount as set forth above.  In addition, in the event that is eight (8) hours or more of consecutive Network Downtime in any given calendar month and at least four (4) hours of such consecutive Network Downtime occurs during the hours between 7:00 a.m. and 7:00 p.m. central time, Buyer shall be entitled to a fifty percent (50%) credit for such calendar month.  The amount of any credit due shall be applied against the invoice sent to Buyer pursuant to Section 1.1 that is applicable to such calendar month; provided, however, that if the calculation of the Network Availability Percentage cannot reasonably be completed before such invoice is sent out, the credit shall be applied against the invoice for the following calendar month.

15.                                 Exclusions.  Network Downtime caused by any of the following is excluded for purposes of calculating the Network Downtime Percentage:

15.1                           Modifications or alterations by the HM5000 Customers to the Mobile Units, CommHandlers, Host Software or Frame Relay Circuits at the customer’s premises.

15.2                           Failures in local exchange service, interexchange service and cellular service.

15.3                           Subject to Sections 2.1 and 2.4 above, scheduled maintenance to the HM5000 Gateway, TSI HLR, WAN, Frame Relay Circuits and/or CommHandlers.

15.4                           Failures in the CommHandlers, Mobile Units or Host Software.

EXHIBIT D

BILLING SERVICES

SERVICE LEVEL GUARANTEES

In its performance of the Billing Services:

1.                                       Timeliness.  Seller shall send out invoices to customers within six (6) business days after the end of the applicable billing cycle.

If during any given calendar month an invoice is sent out more than six (6) business days after the end of the billing cycle Buyer shall be entitled to a financial credit in the form of a discount on the charges made by Seller to Buyer for sending such invoice pursuant to Section 3.3(c).  The amount of such credit shall be determined based on the number of business days after the end of the billing cycle such invoice is sent and the corresponding credit amount as set forth below.  The amount of such credit shall be applied against the invoice sent to Buyer by Seller pursuant to Section 3.3(c) that is applicable to such calendar month; provided, however, that if the calculation of the credit amount cannot reasonably be completed before such invoice is sent out, the credit shall be applied against the invoice for the following calendar month.

Number of Business Days after Bill Cycle That Invoice is Sent to Customer:	Credit Amount

7	10%
8	20%
9	30%
10	40%
11 - 15	50%
>15	100%

2.                                       Accuracy.  Buyer shall have the right to audit the invoices sent by Seller to Buyer’s customers for accuracy.  For a period of one year after Seller sends any invoice to a customer, Seller shall retain all documentation necessary for Buyer to verify the accuracy of such invoice and Seller shall make such documentation available to Buyer in the event Buyer exercises its audit right.  Seller shall promptly remit to Buyer the amount of any customer undercharges or overcharges revealed as a result of any such Buyer audit; provided, that Buyer shall provide Seller with the documentation substantiating any such overcharge or undercharge.  To the extent any Buyer audit reveals that Seller has overcharged or undercharged customers by greater than five percent (5%), Seller shall remit to Buyer the amount of such overcharge or undercharge plus twenty percent (20%) of such amount.

EXHIBIT F

SUBLEASE TERMS

1.                                       Monthly rent of no greater than $18.50 per square foot.

2.                                       Rent shall be inclusive of all costs, including janitorial, utilities, costs of security/fire system and maintenance of grounds, parking lot and building.

3.                                       Total square footage shall be at least 10,000, which shall include both the Office Space and Warehouse Space.  The office Space shall include adequate restrooms, Xerox rooms and conference room space.

4.                                       Buyer employees and guests shall have full access to parking lot.

5.                                       Seller shall install security card readers at Buyer’s two external entries, shall provide Buyer employees with security cards and shall operate and maintain the security system (which shall be the same system Seller uses for the rest of the Seller Premises).  Seller shall activate and deactivate Buyer employee security cards at Buyer’s direction.  Buyer may install its own security system at its option.

SCHEDULE 9.2

COSTS OF NETWORK, PHONE AND ACD SYSTEMS

Attachment A - Long Distance Usage Services - 2 Years

Unless otherwise identified, section number references
are to sections within this Attachment

[*]

* Confidential information.  Information has been redacted.

FIRST AMENDMENT TO TRANSITION SERVICES AGREEMENT

THIS FIRST AMENDMENT TO TRANSITION SERVICES AGREEMENT (“First Amendment”) is made and entered into this 8th day of July, 2003, by and between Aether Systems, Inc., a Delaware corporation (the “Buyer”), and Minorplanet Systems USA, Inc. formerly @Track Communications, Inc., a Delaware corporation (the “Seller”) and is effective July 8, 2003.   This Amendment shall not be applied retroactively.

RECITALS

WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement dated as of March 15, 2002 (the “Purchase Agreement”), whereby Seller has conveyed and Buyer has acquired the Acquired Assets used by Seller with respect to the Business

WHEREAS, Buyer and Seller entered into that certain Transition Services Agreement dated as of March 15, 2002 (the “Transition Agreement”);

WHEREAS, Buyer and Seller wish to amend the Transition Agreement as more specifically set forth below herein:

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and other good and valuable consideration, the parties hereby agree as follows:

1.               Section 1.1 of the Transition Agreement is deleted in its entirety and replaced with the following new Section 1.1:

“1.1                           Provision of HM5000 Airtime Services.   Pursuant to the HM5000 Contracts, Seller shall remain obligated to the HM5000 Customers to provide the Enhanced Services (as defined in the HM5000 Contracts) and the Enhanced Cellular Roaming (as defined in the HM5000 Contracts) during the respective terms of such contracts and in accordance with the terms and conditions thereof (collectively, the “HM5000 Airtime Services”).  With respect to the Term HM5000 Customers, Seller hereby agrees with and covenants to Buyer that Seller shall, unless and until otherwise directed by Buyer, provide HM5000 Airtime Services to each such Term HM5000 Customer pursuant to the terms of its HM5000 Contract until the later of (i) the expiration of the fixed term of its HM5000 Contract and (ii) January 30, 2005, or such later date as may be mutually agreed by the parties.  With respect to the Month-to-Month HM5000 Customers, Seller hereby agrees with and covenants to Buyer that Seller shall, unless and until otherwise directed by Buyer, provide HM5000 Airtime Services to each such Month-to-Month HM5000 Customer pursuant to the terms of its HM5000 Contract until January 30, 2005, or such later date as may be mutually agreed by the parties.  Each HM5000 Customer shall be permitted to renew its HM5000 Contract upon expiration in accordance with the renewal terms thereof and, in the event of any such renewal (whether automatic or otherwise), such expiration shall not constitute a termination of such contract that would relieve Seller of its obligation to Buyer to provide HM5000 Airtime Services to such HM5000 Customer pursuant to this Section 1.1; provided, however, that no HM5000 Customer may renew its HM5000 Contract for a term that extends beyond January 30, 2005, unless otherwise mutually agreed by the parties.  Upon instruction from Buyer, and provided that such suspension would not result in Seller’s breach of the applicable HM5000 Contract, Seller shall permanently cease or temporarily suspend providing HM5000 Airtime Services to any HM5000 Customer.   Because, subject to the limitations set forth above, all rights under the HM5000 Contracts have been assigned to Buyer pursuant to the Purchase Agreement, subject to Section 4.l(c), Seller shall have no right to terminate or modify the HM5000 Contracts or to discontinue provision of the HM5000 Airtime Services, except as directed by Buyer in accordance with the foregoing.”

2.               The first full sentence in Section 1.2 (e) of the Transition Agreement is deleted in its entirety and replaced with the following:

[*]

3.               Section 6.2 of the Transition Agreement and Exhibit F to the Transition Agreement shall be deleted in their entirety.

4.               Section 1.9 of Exhibit C to the Transition Agreement shall be deleted in its entirety and replaced with the following new Section 1.9:

“1.9 “Network Downtime Credits” shall mean credits issued by Seller to Buyer against the charges made by Seller to Buyer pursuant to Sections 1.2(e) of the Agreement, pursuant to which Buyer reimburses Seller for certain of its costs of providing the HM5000 Airtime Services, as per the terms and conditions of Section 3 below.”

5.               The second and third full sentences in Section 2.1 of Exhibit C to the Transition Agreement shall be deleted in their entirety.

6.               Section 3.1 of Exhibit C to the Transition Agreement shall be deleted in its entirety and replaced with the following new Section 3.1:

“Buyer shall receive a credit against the monthly charges made by Seller to Buyer pursuant to Section 1.2(e) of the Agreement, based upon “Network Availability Percentage” calculated as follows:”

100% – Network Downtime Percentage = Network Availability Percentage

7.               Section 3.3 of Exhibit C to the Transition Agreement shall be deleted in its entirety and replaced with the following new Section 3.3:

“3.3                           Based on the Network Availability Percentage, the following Network Downtime Credits will be applied:

* Confidential information.  Information has been redacted.

Network Availability Percentage	Credit*

If < 98.0% and L 96%	2%
If < 95.9% and 2 90%	4%
If < 89.9%	6%

*  The credit is calculated as a percentage of the charges made by Seller to Buyer pursuant to Sections 1.2(e) of the Agreement.”

8.               Section 3.4 of Exhibit C to the Transition Agreement shall be deleted in its entirety and replaced with the following new Section 3.4:

“If during any given calendar month, the Network Availability Percentage is below 98.0%, Buyer shall be entitled to a financial credit in the form of a discount on the charges made by Seller to Buyer pursuant to Section 1.2(e) of the Agreement applicable to such calendar month.  The amount of such credit shall be determined based on the Network Availability Percentage during such calendar month and the corresponding credit amount as set forth above.  The amount of any credit due shall be applied against the invoice sent to Buyer pursuant to Section 1.2(e) that is applicable to such calendar month; provided, however, that if the calculation of the Network Availability Percentage cannot reasonably be completed before such invoice is sent out, the credit shall be applied against the invoice for the following calendar month.”

9.               All capitalized terms used herein shall have the meaning ascribed to them in the Transition Agreement and its Exhibits unless otherwise defined herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AETHER SYSTEMS, INC.

By:

Name:

Title:

MINORPLANET SYSTEMS USA, INC,. FORMERLY KNOWN AS @TRACK COMMUNICATIONS, INC.

By:

Name:

Title: